Exhibit 99.1

Burlington Stores, Inc. Reports Second Quarter 2018 Adjusted EPS Results Above Guidance and

Increases Full Year 2018 Sales and Adjusted EPS Outlook

o	On a GAAP basis, total sales rose 9.9%, net income increased 51%, and EPS increased 56%
o	On a Non-GAAP basis,
-	Comparable store sales increased 2.9% on a shifted basis
-	Adjusted EBIT margin increased 80 basis points
-	Adjusted EPS rose 51% to $1.09, excluding the impact of recent changes to New Jersey state tax laws
o	Increasing outlook for FY18 Adjusted EPS to $6.13 - $6.20, up from $5.90-$6.00

BURLINGTON, New Jersey; August 30, 2018 — Burlington Stores, Inc. (NYSE: BURL), a nationally recognized off-price retailer of high-quality, branded apparel at everyday low prices, today announced its second quarter results for the thirteen weeks ended August 4, 2018, which compare to the thirteen weeks ended July 29, 2017.

Tom Kingsbury, CEO, stated, “We are pleased to continue our strong earnings momentum in Fiscal 2018 with solid second quarter results, driven by our overall 9.9% sales growth and an 80 basis point Adjusted EBIT margin improvement. Our 2.9% comparable store sales increase was up against our most difficult multi-year quarterly comparison. These sales and margin results enabled the Company to drive a 51% increase in Adjusted EPS in the second quarter, well ahead of our guidance. I would like to thank our store, supply chain and corporate teams for contributing to these strong results.”

Fiscal 2018 Second Quarter Operating Results:

•

Total sales for the 13 week period ended August 4, 2018 increased 9.9% over the 13 week period ended July 29, 2017 to $1,499 million. New and non-comparable stores contributed an incremental $94 million in sales during the quarter. Comparable store sales increased 2.9% for the 13 weeks ended August 4, 2018, on top of last year’s 3.5% comparable store sales increase.

•

Gross margin expanded by approximately 70 basis points over last year’s levels to 41.4% driven primarily by increased merchandise margin, which was slightly offset by higher freight costs. Product sourcing costs, which are included in selling, general and administrative expenses (SG&A), were approximately 10 basis points higher as a percentage of sales vs. the Fiscal 2017 second quarter.

•

SG&A, less product sourcing costs, was 26.9% of sales, representing an approximately 20 basis point improvement compared with the Fiscal 2017 second quarter. This improvement was driven primarily by disciplined expense management, partially offset by increased stock compensation expense.

•

The effective tax rate was 10.5%, driven lower by the impact of the Tax Cuts and Jobs Act, enacted in December 2017 (“2017 Tax Reform”), the accounting for stock based compensation, and the revaluation of deferred tax liabilities resulting from recent changes to New Jersey state tax law. The Adjusted Effective Tax Rate was 12.6%; excluding the revaluation of deferred tax liabilities, the Adjusted Effective Tax Rate was 17.1%.

•

Net income increased 51% over the prior year period to $71 million, or $1.03 per share vs. $0.66 last year. Adjusted Net Income increased 54% to $79 million, or $1.15 per share, vs. $0.72 last year. Excluding the benefit from the revaluation of deferred tax liabilities, Adjusted Net Income increased 46% to $75 million, or $1.09 per share.

•

Fully diluted shares outstanding amounted to 68.8 million at the end of the quarter compared with 70.8 million at the end of last year’s second quarter. The decrease was primarily the result of share repurchases under the Company’s share repurchase program, discussed in more detail below. During the twelve months ended August 4, 2018, the Company has repurchased approximately two million shares of its common stock under its share repurchase program.

•

Adjusted EBIT increased 24%, or $20 million above the prior year period, to $105 million. The 80 basis point expansion in Adjusted EBIT as a percentage of sales was primarily driven by gross margin expansion and disciplined expense management.

First Six Months Fiscal 2018 Results

•

Total sales increased 11.3%, which included a comparable store sales increase on a shifted basis of 3.8% over the first six months of Fiscal 2017, on top of last year’s 2.0% comparable store sales increase.  Net income increased 55% over the prior year period to $154 million, or $2.23 per share vs. $1.40 last year. Adjusted EBIT increased by 25%, or $45 million above last year, to $224 million, representing an 80 basis point increase vs. the prior year period.  Adjusted Net Income of $166 million was up 54% vs. last year, while Adjusted EPS was $2.41 vs. $1.51 in the prior year period.  Excluding the benefit from the revaluation of deferred tax liabilities, Adjusted Net Income of $162 million was up 51% vs. last year, while Adjusted EPS was $2.35, up 56% vs. last year.

Inventory

•

Merchandise inventories were $844 million vs. $727 million last year. The increase was primarily due to inventory related to 51 net new stores opened since the end of the second quarter of Fiscal 2017, as well as a back to school receipt acceleration into the second quarter of Fiscal 2018 due to the calendar shift from the 53rd week in Fiscal 2017. Pack and hold inventory was 26% of total inventory at the end of the second quarter of Fiscal 2018 compared to 27% last year. Comparable store inventory turnover improved 11% for the second quarter of Fiscal 2018, while comparable store inventory was down 2%. Excluding the aforementioned back to school receipt acceleration, comparable store inventory was down 7% vs. last year.

Capital Allocation

•

In June 2018, the Company extended the maturity of its ABL Facility to June 2023. Also in June 2018, the Company utilized the excess capacity on its ABL Facility to finance a $150 million reduction in the amount outstanding on its Term Loan Facility, which resulted in $961 million outstanding as of the end of the second quarter of Fiscal 2018. In light of the Company’s anticipated cash flow, the Company expects that the incremental $150 million borrowed on the ABL Facility will be fully paid down by the end of Fiscal 2018.

•

During the second quarter of Fiscal 2018, the Company invested $47 million of cash to repurchase 310,796 shares of its common stock. As of the end of the second quarter of Fiscal 2018, the Company had $107 million remaining on the share repurchase authorization approved by the Company’s Board of Directors in August 2017.  In addition, we are pleased to announce that on August 15, 2018, the

Company’s Board of Directors authorized the repurchase of up to an additional $300 million of common stock, which is authorized to be executed through August 2020.

Full Year Fiscal 2018 and Third Quarter 2018 Outlook

For Fiscal 2018 (the 52-weeks ending February 2, 2019), the Company now expects:

•

Total sales to increase in the range of 10.1% to 10.6%, excluding the 53rd week impact in 2017; this assumes shifted comparable store sales to increase in the range of 2% to 3% for the balance of Fiscal 2018, resulting in a full year shifted comparable store sales increase of 2.9% to 3.4% on top of the 3.4% increase during Fiscal 2017;

•	Depreciation and amortization, exclusive of favorable lease amortization, to be approximately $200 million;
•	Adjusted EBIT margin to increase 30 to 40 basis points;
•	Interest expense of approximately $60 million;
•	An effective tax rate of 20% to 21%;
•	To open 43 net new stores, and invest Net Capital Expenditures of approximately $275 million;
•

Adjusted EPS in the range of $6.13 to $6.20, utilizing a fully diluted share count of approximately 68.8 million. This guidance includes the $0.06 benefit from the revaluation of deferred tax liabilities resulting from recent changes in New Jersey state tax law, and compares to the previous outlook for Adjusted EPS of $5.90-$6.00; and

•

Adjusted EPS, excluding the estimated impact of 2017 Tax Reform, the accounting for share based compensation, and the revaluation of deferred tax liabilities to be in the range of $4.94 to $5.01 as compared with the comparable 52 week Adjusted EPS of $4.14 in Fiscal 2017. This represents growth of 19% to 21%.

For the third quarter of Fiscal 2018 (the 13 weeks ending November 3, 2018), the Company expects:

•	Total sales to increase in the range of 11% to 12%;
•

Shifted comparable store sales for the 13 weeks ended November 3, 2018 compared to the 13 weeks ended November 4, 2017 to increase in the range of 2% to 3% on top of a 3.1% increase during the third quarter of Fiscal 2017;

•	Effective tax rate of approximately 21%; and
•	Adjusted EPS in the range of $1.00 to $1.04, which assumes a fully diluted share count of approximately 68.7 million shares, as compared to $0.70 last year.

The Company has not presented a quantitative reconciliation of the forward-looking non-GAAP financial measures set out above to their most comparable GAAP financial measures because it would require the Company to create estimated ranges on a GAAP basis, which would entail unreasonable effort. Adjustments required to reconcile forward-looking non-GAAP measures cannot be predicted with reasonable certainty but may include, among others, costs related to debt amendments, loss on extinguishment of debt, and impairment charges, as well as the tax effect of such items. Some or all of those adjustments could be significant.

Note regarding Non-GAAP financial measures

The foregoing discussion of the Company’s operating results includes references to Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings per Share (or Adjusted EPS), Adjusted EBIT (or Operating Margin) and Adjusted Effective Tax Rate. The Company believes these measures are useful in evaluating the operating performance of the business and for comparing its historical results to that of other retailers. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measure later in this document.

Second Quarter 2018 Conference Call

The Company will hold a conference call on Thursday August 30, 2018 at 8:30 a.m. Eastern Time to discuss the Company’s second quarter results. The U.S. toll free dial-in for the conference call is 1-866-437-5084 and the international dial-in number is 1-409-220-9374.

A live webcast of the conference call will also be available on the investor relations page of the Company's website at www.burlingtoninvestors.com. For those unable to participate in the conference call, a replay will be available beginning after the conclusion of the call on August 30, 2018 through September 6, 2018. The U.S. toll-free replay dial-in number is 1-855-859-2056 and the international replay dial-in number is 1-404-537-3406. The replay passcode is 3989799. Additionally, a replay of the call will be available on the investor relations page of the Company's website at www.burlingtoninvestors.com.

Investors and others should note that Burlington Stores currently announces material information using SEC filings, press releases, public conference calls and webcasts. In the future, Burlington Stores will continue to use these channels to distribute material information about the Company, and may also utilize its website and/or various social media sites to communicate important information about the Company, key personnel, new brands and services, trends, new marketing campaigns, corporate initiatives and other matters. Information that the Company posts on its website or on social media channels could be deemed material; therefore, the Company encourages investors, the media, our customers, business partners and others interested in Burlington Stores to review the information posted on its website, as well as the following social media channels:

Facebook (https://www.facebook.com/BurlingtonStores/) and Twitter (https://twitter.com/burlington).

Any updates to the list of social media channels the Company may use to communicate material information will be posted on the investor relations page of the Company's website at www.burlingtoninvestors.com.

About Burlington Stores, Inc.

Burlington Stores, Inc., headquartered in New Jersey, is a nationally recognized off-price retailer with Fiscal 2017 revenue of $6.1 billion. The Company is a Fortune 500 company and its common stock is traded on the New York Stock Exchange under the ticker symbol “BURL.” The Company operated 651 stores as of the end of the second quarter of Fiscal 2018, inclusive of an internet store, in 45 states and Puerto Rico, principally under the name Burlington Stores. The Company’s stores offer an extensive selection of in-season, fashion-focused merchandise at up to 65% off other retailers' prices every day, including women’s ready-to-wear apparel, menswear, youth apparel, baby, beauty, footwear, accessories, home and coats.

For more information about the Company, visit www.Burlington.com.

Investor Relations Contact:

David J. Glick

855-973-8445
Info@BurlingtonInvestors.com

Allison Malkin

Caitlin Morahan

ICR, Inc.

203-682-8225

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). All statements other than statements of historical fact included in this release, including those made in the section describing our outlook for future periods, are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those we expected, including competition in the retail industry, seasonality of our business, adverse weather conditions, changes in consumer preferences and consumer spending patterns, import risks, inflation, general economic conditions, our ability to implement our strategy, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements, availability of adequate financing, our dependence on vendors for our merchandise, events affecting the delivery of merchandise to our stores, existence of adverse litigation and risks, availability of desirable locations on suitable terms, 2017 Tax Reform and pending interpretations related thereto, and other factors that may be described from time to time in our filings with the Securities and Exchange Commission (SEC). For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(All amounts in thousands)

	Three Months Ended		Six Months Ended
	August 4,	July 29,	August 4,	July 29,
	2018	2017	2018	2017
REVENUES:
Net sales	$1,498,633	$1,363,224	$3,017,079	$2,709,769
Other revenue	6,109	5,756	12,371	11,430
Total revenue	1,504,742	1,368,980	3,029,450	2,721,199
COSTS AND EXPENSES:
Cost of sales	877,474	808,126	1,770,156	1,604,522
Selling, general and administrative expenses	479,077	437,196	947,424	858,052
Costs related to debt amendments	79	—	79	—
Stock option modification expense	—	42	—	105
Depreciation and amortization	56,923	48,700	107,432	96,712
Impairment charges - long-lived assets	—	988	—	988
Other income - net	(4,022)	(3,680)	(5,372)	(5,586)
Loss on extinguishment of debt	1,361	—	1,361	—
Interest expense	14,581	14,544	29,103	28,058
Total costs and expenses	1,425,473	1,305,916	2,850,183	2,582,851
Income before income tax expense	79,269	63,064	179,267	138,348
Income tax expense	8,312	16,162	25,723	39,078
Net income	$70,957	$46,902	$153,544	$99,270

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(All amounts in thousands)

	August 4,	February 3,	July 29,
	2018	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$89,585	$133,286	$32,648
Restricted cash and cash equivalents	21,882	27,800	27,800
Accounts receivable—net	71,026	71,649	58,941
Merchandise inventories	843,926	752,562	726,985
Prepaid and other current assets	147,574	115,136	102,089
Total current assets	1,173,993	1,100,433	948,463
Property and equipment—net	1,178,989	1,134,772	1,080,181
Goodwill and intangible assets—net	463,512	474,011	486,285
Deferred tax assets	6,496	6,952	7,282
Other assets	107,631	96,661	89,557
Total assets	$2,930,621	$2,812,829	$2,611,768

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$761,658	$736,252	$603,960
Other current liabilities	355,676	370,215	317,513
Current maturities of long term debt	2,755	13,164	1,823
Total current liabilities	1,120,089	1,119,631	923,296
Long term debt	1,155,671	1,113,808	1,276,443
Other liabilities	320,343	313,130	289,891
Deferred tax liabilities	181,225	179,486	218,038
Stockholders' equity (deficit)	153,293	86,774	(95,900)
Total liabilities and stockholders' equity (deficit)	$2,930,621	$2,812,829	$2,611,768

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(All amounts in thousands)

	Six Months Ended
	August 4,	July 29,
	2018	2017
OPERATING ACTIVITIES
Net income	$153,544	$99,270
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	107,432	96,712
Deferred income taxes	1,434	10,365
Non-cash loss on extinguishment of debt	1,361	—
Non-cash stock compensation expense	16,749	12,487
Non-cash rent	(12,663)	(13,667)
Deferred rent incentives	14,477	10,275
Changes in assets and liabilities:
Accounts receivable	(6,497)	(11,111)
Merchandise inventories	(91,363)	(25,094)
Accounts payable	25,180	(35,447)
Other current assets and liabilities	(54,791)	(77,635)
Long term assets and liabilities	7,921	(1,105)
Other operating activities	3,523	7,127
Net cash provided by operating activities	166,307	72,177
INVESTING ACTIVITIES
Cash paid for property and equipment	(121,966)	(107,800)
Lease acquisition costs	(8,543)	—
Proceeds from insurance recoveries related to property and equipment	2,147	—
Other investing activities	3,178	1,100
Net cash (used in) investing activities	(125,184)	(106,700)
FINANCING ACTIVITIES
Proceeds from long term debt—ABL Line of Credit	694,100	680,900
Principal payments on long term debt—ABL Line of Credit	(523,800)	(533,500)
Principal payments on long term debt—Term Loan Facility	(152,808)	—
Purchase of treasury shares	(117,227)	(164,238)
Other financing activities	8,993	2,412
Net cash (used in) financing activities	(90,742)	(14,426)
(Decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	(49,619)	(48,949)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	161,086	109,397
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$111,467	$60,448

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Amounts in thousands except per share data)

Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT and Adjusted Effective Tax Rate

The following tables calculate the Company’s Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT and Adjusted Effective Tax Rate, all of which are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted Net Income is defined as net income, exclusive of the following items if applicable: (i) net favorable lease amortization; (ii) costs related to debt amendments; (iii) stock option modification expense; (iv) loss on extinguishment of debt; (v) impairment charges; and (vi) other unusual, non-recurring or extraordinary expenses, losses, charges or gains, all of which are tax effected to arrive at Adjusted Net Income.

Adjusted EPS is defined as Adjusted Net Income divided by the fully diluted weighted average shares outstanding, as defined in the table below.

Adjusted EBITDA is defined as net income, exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) income tax expense; (v) depreciation and amortization; (vi) impairment charges; (vii) stock option modification expense; (viii) costs related to debt amendments; and (ix) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

Adjusted EBIT (or Adjusted Operating Margin) is defined as net income, exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) income tax expense; (v) impairment charges; (vi) stock option modification expense; (vii) net favorable lease amortization; (viii) costs related to debt amendments; and (ix) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

Adjusted Effective Tax Rate is defined as GAAP effective tax rate less the tax effect of the reconciling items to arrive at Adjusted Net Income (footnote (f) in the table below).

The Company presents Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT and Adjusted Effective Tax Rate, and certain of those measures as further adjusted for the estimated effect of the New Jersey deferred tax revaluation, because it believes they are useful supplemental measures in evaluating the performance of the Company’s business and provide greater transparency into the results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from what the Company considers to be its core operating results are useful supplemental measures that assist in evaluating the Company’s ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods.

The Company believes that these non-GAAP measures provide investors helpful information with respect to the Company’s operations and financial condition. Other companies in the retail industry may calculate these non-GAAP measures differently such that the Company’s calculation may not be directly comparable.

The following table shows the Company’s reconciliation of net income to Adjusted Net Income and Adjusted EPS for the periods indicated:

	(unaudited)
	(in thousands, except per share data)
	Three Months Ended		Six Months Ended
	August 4,	July 29,	August 4,	July 29,
	2018	2017	2018	2017
Reconciliation of net income to Adjusted Net Income:
Net income	$70,957	$46,902	$153,544	$99,270
Net favorable lease amortization (a)	9,551	5,912	14,876	11,921
Costs related to debt amendments (b)	79	—	79	—
Stock option modification expense (c)	—	42	—	105
Loss on extinguishment of debt (d)	1,361	—	1,361	—
Impairment charges (e)	—	988	—	988
Tax effect (f)	(3,078)	(2,569)	(3,998)	(4,815)
Adjusted Net Income	$78,870	$51,275	$165,862	$107,469
Fully diluted weighted average shares outstanding (g)	68,769	70,801	68,870	71,153
Adjusted Earnings per Share	$1.15	$0.72	$2.41	$1.51

The following table shows the Company’s reconciliation of net income to Adjusted EBITDA for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Six Months Ended
	August 4,	July 29,	August 4,	July 29,
	2018	2017	2018	2017
Reconciliation of net income to Adjusted EBITDA:
Net income	$70,957	$46,902	$153,544	$99,270
Interest expense	14,581	14,544	29,103	28,058
Interest income	(110)	(35)	(189)	(70)
Loss on extinguishment of debt (d)	1,361	—	1,361	—
Costs related to debt amendments (b)	79	—	79	—
Stock option modification expense (c)	—	42	—	105
Depreciation and amortization	56,923	48,700	107,432	96,712
Impairment charges (e)	—	988	—	988
Income tax expense	8,312	16,162	25,723	39,078
Adjusted EBITDA	$152,103	$127,303	$317,053	$264,141

The following table shows the Company’s reconciliation of net income to Adjusted EBIT for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Six Months Ended
	August 4,	July 29,	August 4,	July 29,
	2018	2017	2018	2017
Reconciliation of net income to Adjusted EBIT:
Net income	$70,957	$46,902	$153,544	$99,270
Interest expense	14,581	14,544	29,103	28,058
Interest income	(110)	(35)	(189)	(70)
Loss on extinguishment of debt (d)	1,361	—	1,361	—
Costs related to debt amendments (b)	79	—	79	—
Stock option modification expense (c)	—	42	—	105
Net favorable lease amortization (a)	9,551	5,912	14,876	11,921
Impairment charges (e)	—	988	—	988
Income tax expense	8,312	16,162	25,723	39,078
Adjusted EBIT	$104,731	$84,515	$224,497	$179,350

(a)

Net favorable lease amortization represents the non-cash amortization expense associated with favorable and unfavorable leases that were recorded as a result of purchase accounting related to the April 13, 2006 Bain Capital acquisition of Burlington Coat Factory Warehouse Corporation, and are recorded in the line item “Depreciation and amortization” in our Condensed Consolidated Statements of Income.

(b)	Represents costs incurred in connection with review of refinancing opportunities.
(c)	Represents expenses incurred as a result of our May 2013 stock option modification, which became fully vested during Fiscal 2017.
(d)	Amounts relate to a $150.0 million prepayment on our Term Loan Facility, as well as an amendment to our ABL Credit Agreement.
(e)	Represents impairment charges on long-lived assets.
(f)	Tax effect is calculated based on the effective tax rates (before discrete items) for the respective periods for the tax impact of items (a) through (e).
(g)

Fully diluted weighted average shares outstanding starts with basic shares outstanding and adds back any potentially dilutive securities outstanding during the period. Fully diluted weighted average shares outstanding is equal to basic shares outstanding if the Company is in an Adjusted Net Loss position.

The following table shows the reconciliation of the Company’s effective tax rate on a GAAP basis to the effective tax rates used in this press release for the periods indicated:

	(unaudited)
	Three Months Ended		Six Months Ended
	August 4,	July 29,	August 4,	July 29,
	2018	2017	2018	2017

Effective tax rate on a GAAP basis	10.5%	25.6%	14.3%	28.2%
Adjustments to arrive at Adjusted Effective Tax Rate	2.1	1.2	0.9	0.8
Adjusted Effective Tax Rate	12.6%	26.8%	15.2%	29.0%
Effect of the New Jersey deferred tax revaluation	4.5	—	2.0	—
Adjusted Effective Tax Rate, excluding the effect of the New Jersey deferred tax revaluation	17.1%	26.8%	17.2%	29.0%